Exhibit 99.1

[XM SATELLITE AND MAJOR LEAGUE BASEBALL LETTERHEAD APPEARS HERE]

FOR IMMEDIATE RELEASE

MEDIA CONTACTS:

Kathleen Fineout or Carmine Tiso, Major League Baseball, (212) 931-7878

Mike Cargill, Robert Marston Corporate Communications, (212) 836-4206, Mcargill@MarstonPR.com

David Butler, XM Satellite Radio 202-380-4317, david.butler@xmradio.com

MAJOR LEAGUE BASEBALL PARTNERS WITH XM SATELLITE RADIO FOR

11-YEAR, $650 MILLION BROADCAST AND MARKETING AGREEMENT

XM SATELLITE RADIO TO BE THE

OFFICIAL SATELLITE RADIO NETWORK OF MAJOR LEAGUE BASEBALL

AND BEGIN BROADCASTS IN 2005

New York, N.Y and Washington, D.C., October 20, 2004 — Major League Baseball and XM Satellite Radio [Nasdaq: XMSR] today announced an 11-year, $650 million agreement enabling XM to broadcast games of every Major League Baseball (MLB) team nationwide beginning with the 2005 regular season. XM, with more than 2.5 million subscribers nationwide, will be the official satellite radio network of MLB.

“This is the crown jewel – the deal that we’ve been waiting for,” said Hugh Panero, CEO of XM Satellite Radio. “Major League Baseball is America’s national pastime and a natural fit with XM, the national leader in satellite radio. MLB has the broadest appeal of any major sport. People of all ages are baseball fans, from children to grandparents. Baseball is also a sport ideally suited for radio, given its natural pace and the ability to vividly describe each play.”

“This agreement between Major League Baseball and XM Satellite Radio is a significant step forward in providing baseball fans greater access to more games in more locations,” said Baseball Commissioner Allan H. (Bud) Selig. “This is a wonderful opportunity for Major League Baseball given XM’s ever-increasing national availability. Our fans will be able to listen to the local broadcasts of their favorite teams from anywhere in the country. This partnership will add to the continuing growth and popularity of our game. It is a further example of the renaissance that exists in baseball today.”

As the official satellite radio network of Major League Baseball, XM will have rights to use the Major League Baseball silhouetted batter logo and the marks of the 30 MLB Clubs. XM also will develop specific programming content that showcases Major League Baseball, its teams, and its personalities.

(more)

XM SATELLITE RADIO  •  1500 ECKINGTON PLACE  •  NE WASHINGTON DC 20002-2194

PH 202.380.4000  •  FAX 202.380.4500  •  WWW.XMRADIO.COM

MAJOR LEAGUE BASEBALL • 245 PARK AVENUE • NEW YORK, NY 10167 • PH 212 931 7800 • WWW.MLB.COM

XM to Create Major League Baseball Channel

In addition to broadcasting live games, XM will create a Major League Baseball radio channel featuring original content and classic Major League Baseball game broadcasts. As Major League Baseball enjoys strong support from its Hispanic fan base, XM also will broadcast select games in Spanish.

“Baseball has enormous appeal, not only to its millions of fans, but to automobile manufacturers as well, which will help further strengthen XM’s leadership position in the automotive market,” Panero concluded.

About XM Satellite Radio

XM Satellite Radio (Nasdaq: XMSR) is America’s #1 satellite radio service with more than 2.5 million subscribers. Broadcasting live daily from studios in Washington, DC, New York City and Nashville, Tennessee at the Country Music Hall of Fame, XM’s 2004 lineup includes more than 130 digital channels of choice from coast to coast: 68 commercial-free music channels, featuring hip hop to opera, classical to country, bluegrass to blues; more than 40 channels of premier sports, talk, comedy, children’s and entertainment programming; 21 channels of the most advanced traffic and weather information for major metropolitan areas nationwide, and a dedicated public safety channel offering emergency information before, during and after natural disasters and other hazardous incidents to listeners across the country.

Affordable, compact and stylish XM satellite radio receivers for the home, the car, and boom boxes for “on the go” are available from retailers nationwide. In addition, XM is available in more than 100 different 2005 car models. XM is a popular factory-installed option on more than 50 new General Motors models, as well as a standard feature on several top-selling Honda and Acura models. XM is also available in many Avis rental cars and will be coming soon to JetBlue Airways and AirTran Airways. XM Radio Online offers a wide variety of XM’s music and talk content to Internet users. XM recently introduced XM NavTraffic, which provides real-time traffic information for vehicle navigation systems. For more information about XM, visit http://www.xmradio.com.

Factors that could cause actual results to differ materially from those in the forward-looking statements in this press release include demand for XM Satellite Radio’s service, XM’s dependence on technology and third party vendors, its potential need for additional financing, as well as other risks described in XM Satellite Radio Holdings Inc.’s Form 10-K filed with the Securities and Exchange Commission on 3-15-04. Copies of the filing are available upon request from XM Radio’ s Investor Relations Department.